EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Sanders Morris Harris Group Inc.:

We consent to incorporation by reference in the registration statements (Nos. 333-72325, 333-37326 and 333-99859) on Form S-8 and (No. 333-122973) on Form S-3 of our reports dated March 11, 2005 with respect to the consolidated balance sheet of Sanders Morris Harris Group Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of Sanders Morris Harris Group Inc.  Our report on the consolidated financial statements refers to a change in the method of accounting for goodwill in 2002.

/s/ KPMG LLP
KPMG LLP

Houston, Texas
March 14, 2005